GLOBAL X FUNDS
AMENDED AND RESTATED SUBLICENSE AGREEMENT
          This Amended and Restated Sublicense Agreement (“Agreement”) is entered into as of November 4, 2013, by and between Global X Management Company LLC, a Delaware limited liability company (“Adviser”), and the Global X Funds (“Licensee” or “Trust”), a Delaware statutory trust.
          WHEREAS, the Adviser, through licenses (“Licenses”) with index providers (each an “Index Provider and together the “Index Providers”), has the right to license certain indexes, trademarks and service marks (the “Indexes and Marks”), for use in connection with certain exchange-traded fund products (the “Products”); and
          WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of the Products and the Adviser is willing to grant Licensee a license for such use.
          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. GRANT OF LICENSE. The Adviser grants Licensee an exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free right and license to use and refer to the Indexes and Marks in connection with the creation, issuance, trading and marketing of the Products pursuant to the terms and conditions of this Agreement.
          2. OWNERSHIP AND VALIDITY.  Licensee acknowledges Index Providers’ ownership of the entire right, title and interest in and to the Indexes and Marks and Licensee’s use shall inure to the sole benefit of the applicable Index Provider.
          3. OBLIGATION.  Licensee acknowledges that it has received and read a copy of the applicable License Agreement for each Index and Mark and agrees to be bound by the provisions thereto other than the obligations to pay fees, which shall be paid by the Adviser. Licensee agrees to use at least as stringent a standard of care with respect to the Indexes and Marks as required of the Adviser under the Licenses in dealing with the Indexes and Marks and will use its best commercially reasonable efforts to protect the goodwill and reputation of each Index Provider and its applicable Index(es) and Mark(s).
          4. TERM.  This Agreement shall become effective upon the execution of this Agreement by both parties and remain in effect unless terminated by either party as provided herein.
          5. TERMINATION.  This Agreement shall terminate with respect to a particular Index or Mark if: (a) the applicable License with respect to the Index or Mark expires or terminates; (b) the Adviser or one of its affiliates or successors ceases to exercise investment discretion over the applicable Product in its capacity as investment adviser, manager, trustee or other comparable capacity; (c) the Trust terminates the Product relating to such Index or Mark; or (d) the Adviser or its permitted affiliates ceases to an affiliate of the Global X Funds. The Adviser shall promptly notify the Licensee of the occurrence of an event described in Section 5(a) or 5(d) hereof. Upon termination of this Agreement with respect to such Index or Mark, the Licensee’s right to use the Index or Mark shall terminate consistent with the termination provisions of the applicable License.
          6. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.
          7. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          8. GENERAL PROVISIONS.
                    (a) Except as may be permitted by the applicable License, a party may not assign this Agreement and/or any of its rights and/or obligations hereunder.
                    (b) No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.
                    (c) It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.
                    (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflict of law provisions.
                    (e) In any event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.
          IN WITNESS WHEREOF, the Adviser and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

GLOBAL X MANAGEMENT COMPANY LLC

Signature:

By:
Title:

GLOBAL X FUNDS

Signature:

By:
Title:

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